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                  [LETTERHEAD OF SIMPSON THACHER & BARTLETT]

                                                                     EXHIBIT 5.1


                                                               September 6, 2000



drugstore.com, inc.
13920 Southeast Eastgate Way
Suite 300
Bellevue, Washington 98005


Ladies and Gentlemen:


          We have acted as counsel to drugstore.com, inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of (i) an aggregate of 8,817,418 shares of common stock par, value $0.0001 per share, owned by certain selling stockholders of the Company (the "Selling Stockholders") named in
Schedule 1 to this opinion (the "Common Stock") and (ii) an aggregate of 4,593,989 shares of common stock, par value $0.0001 per share, issuable upon the conversion of the Series 1 Preferred Stock, par value $0.0001 per share (the "Series 1 Preferred Stock"), owned by certain Selling Stockholders (the "Conversion Stock").

          We have examined the Registration Statement and a form of the stock certificate which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection
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with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the Common Stock has been duly authorized by the Company and is validly issued, fully paid and nonassessable and (ii) the Conversion Stock has been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Certificate of Designation of the Series 1 Preferred Stock upon conversion, will be validly issued, fully paid and nonassessable.

          We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
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          We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    /s/  Simpson Thacher & Bartlett

                                    SIMPSON THACHER & BARTLETT
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                                                                      Schedule 1

Abdulmajid, Iman
Abouzakhm, Bernadette Selim
Abouzakhm, Elie L.
Amazon.com, Inc.
Aucoin, Kevyn
Baron Asset Fund, on behalf of the Baron Growth Fund series
Baron Asset Fund, on behalf of the Baron iOpportunity Fund series
Baron Capital Funds Trust, on behalf of the Baron Capital Asset Fund Series Baron, Fabien
Barnett, Roger L.
Glick, Hara
Goldberger, Ari
Hearst Communications, Inc.
Integral Capital Partners IV, L.P.
Integral Capital Partners IV MS Side Fund, L.P.
Integral Capital Partners V, L.P.
Integral Capital Partners V Side Fund, L.P.
Kleiner Parkins Caufield & Bayers VIII L.P.
KPCB VIII Founders Fund, L.P.
L. John Doerr
Landis, Marc
Maveron Equity Partners, L.P.
Sakas, Eric
Vulcan Ventures Incorporated